Exhibit 99.1
NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

FRANKLIN ELECTRIC REPORTS FIRST QUARTER 2024 RESULTS

First Quarter 2024 Highlights
•Consolidated net sales of $460.9 million, a decrease of 5% to the prior year
•Distribution net sales increased 3%, while Water Systems and Fueling Systems net sales decreased 7% and 15%, respectively
•Operating income was $47.9 million with operating margin of 10.4%
•GAAP fully diluted earnings per share (EPS) was $0.70

Fort Wayne, IN – April 30, 2024 – Franklin Electric Co., Inc. today announced its first quarter financial results for fiscal year 2024.

First quarter 2024 net sales were $460.9 million, compared to first quarter 2023 net sales of $484.6 million. First quarter 2024 operating income was $47.9 million, compared to first quarter 2023 operating income of $52.6 million. First quarter 2024 EPS was $0.70, versus EPS in the first quarter 2023 of $0.79.

“Our first quarter started slower than expected but improved as we moved through the quarter and demand seasonally increased. While results were slightly below our expectations due to the impact from unfavorable weather patterns and lingering commodity price headwinds in our Distribution business, underlying demand in our core markets remains healthy. Strong execution by our global teams drove improved margins on lower sales in our Water Systems and Fueling Systems segments,” commented Gregg Sengstack, Franklin Electric’s Chairperson and Chief Executive Officer.

“Our disciplined management of working capital delivered an improvement in cash flow from operations. Open orders increased sequentially, as expected, which combined with our further strengthening balance sheet, leaves us well-positioned to build momentum as we move into the busier summer months,” concluded Mr. Sengstack.

Segment Summaries

Water Systems net sales were $286.6 million in the first quarter, a decrease of $20.0 million or 7 percent compared to the record first quarter sales of 2023. Sales decreases were driven by lower sales of large dewatering pumps, which had a record quarter last year. Additionally, sales increases in Water Treatment products were partially offset by lower sales of groundwater products. Water Systems operating income in the first quarter 2024 was $47.1 million. First quarter 2023 Water Systems operating income was $49.0 million.

Distribution net sales were $147.0 million, an increase of $4.0 million or 3 percent compared to the first quarter 2023. Sales increases were driven by higher volumes and the sales from a recent acquisition, partially offset by unfavorable pricing of commodity-based products sold through the business. The Distribution segment operating income decreased to $1.8 million in the first quarter 2024 compared to first quarter 2023 operating income of $4.7 million primarily due to continued margin compression from unfavorable pricing of commodity-based products.

Fueling Systems net sales were $62.1 million in the first quarter 2024, a decrease of $10.6 million or 15 percent compared to the record sales of the first quarter 2023. Sales decreases were driven by lower volumes as demand and order patterns have normalized. Fueling Systems operating income in the first quarter 2024 was $18.8 million. First quarter 2023 Fueling Systems operating income was $20.8 million.

2024 Guidance

The Company is maintaining its guidance for full year 2024 sales to be in the range of $2.10 billion to $2.17 billion and full year 2024 EPS to be in the range of $4.22 to $4.40.

Earnings Conference Call

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The first quarter 2024 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/np8yrgn4

For those interested in participating in the question-and-answer portion of the call, please register for the call at the link below.

https://register.vevent.com/register/BI69e000919c5c4cc4ab5f19c089297b7b

All registrants will receive dial-in information and a PIN allowing them to access the live call. It is recommended that you join 10 minutes prior to the start of the event (although you may register and dial in at any time during the call).

A replay of the conference call will be available from Tuesday, April 30, 2024, through 9:00 am ET on Tuesday, May 7, 2024, by visiting the listen-only webcast link above.

Forward Looking Statements

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and energy. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications. Franklin Electric is proud to be named in Newsweek’s lists of America’s Most

Responsible Companies and Most Trustworthy Companies for 2023 and America’s Climate Leaders 2023 by USA Today.

Franklin Electric Contact:

Jeffery L. Taylor
Franklin Electric Co., Inc.
InvestorRelations@fele.com

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	First Quarter Ended
	March 31, 2024	March 31, 2023

Net sales	$460,900	$484,551

Cost of sales	297,320	322,286

Gross profit	163,580	162,265

Selling, general, and administrative expenses	115,644	109,535

Restructuring expense	—	124

Operating income	47,936	52,606

Interest expense	(1,448)	(3,147)
Other income, net	706	409
Foreign exchange expense	(4,880)	(2,044)

Income before income taxes	42,314	47,824

Income tax expense	9,222	10,248

Net income	$33,092	$37,576

Less: Net income attributable to noncontrolling interests	(133)	(251)

Net income attributable to Franklin Electric Co., Inc.	$32,959	$37,325

Earnings per share:
Basic	$0.71	$0.81
Diluted	$0.70	$0.79

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	March 31, 2024	December 31, 2023
ASSETS

Cash and cash equivalents	$65,314	$84,963
Receivables (net)	262,632	222,418
Inventories	532,242	508,696
Other current assets	41,175	37,718
Total current assets	901,363	853,795

Property, plant, and equipment, net	227,206	229,739
Lease right-of-use assets, net	60,916	57,014
Goodwill and other assets	583,622	587,574
Total assets	$1,773,107	$1,728,122

LIABILITIES AND EQUITY

Accounts payable	$185,504	$152,419
Accrued expenses and other current liabilities	88,312	104,949
Current lease liability	18,018	17,316
Current maturities of long-term debt and short-term borrowings	24,414	12,355
Total current liabilities	316,248	287,039

Long-term debt	87,406	88,056
Long-term lease liability	41,638	38,549
Income taxes payable non-current	4,837	4,837
Deferred income taxes	29,514	29,461
Employee benefit plans	35,785	35,973
Other long-term liabilities	33,591	33,914

Redeemable noncontrolling interest	1,109	1,145

Total equity	1,222,979	1,209,148
Total liabilities and equity	$1,773,107	$1,728,122

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended
(In thousands)
	March 31, 2024	March 31, 2023
Cash flows from operating activities:
Net income	$33,092	$37,576
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	13,792	12,837
Non-cash lease expense	5,194	4,239
Share-based compensation	4,042	3,912
Other	4,036	3,250
Changes in assets and liabilities:
Receivables	(43,365)	(43,408)
Inventory	(28,105)	(50,725)
Accounts payable and accrued expenses	8,576	13,163
Operating leases	(5,305)	(4,239)
Other	6,681	11,376

Net cash flows from operating activities	(1,362)	(12,019)

Cash flows from investing activities:
Additions to property, plant, and equipment	(9,184)	(9,563)
Proceeds from sale of property, plant, and equipment	102	—
Acquisitions and investments	(1,151)	(4,990)
Other investing activities	17	—

Net cash flows from investing activities	(10,216)	(14,553)

Cash flows from financing activities:
Net change in debt	11,397	57,733
Proceeds from issuance of common stock	4,050	2,938
Purchases of common stock	(9,047)	(17,133)
Dividends paid	(12,395)	(10,440)
Deferred payments for acquisitions	(348)	—

Net cash flows from financing activities	(6,343)	33,098

Effect of exchange rate changes on cash and cash equivalents	(1,728)	(443)
Net change in cash and cash equivalents	(19,649)	6,083
Cash and cash equivalents at beginning of period	84,963	45,790
Cash and cash equivalents at end of period	$65,314	$51,873

Key Performance Indicators: Net Sales Summary

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated
Q1 2023	$197.1	$40.3	$50.4	$18.8	$306.6	$72.7	$143.0	$(37.7)	$484.6
Q1 2024	$172.7	$41.3	$52.3	$20.3	$286.6	$62.1	$147.0	$(34.8)	$460.9
Change	$(24.4)	$1.0	$1.9	$1.5	$(20.0)	$(10.6)	$4.0	$2.9	$(23.7)
% Change	(12)%	2%	4%	8%	(7)%	(15)%	3%		(5)%

Foreign currency translation, net*	$0.1	$1.4	$(2.6)	$(0.8)	$(1.9)	$—	$—		$(1.9)
% Change	—%	3%	(5)%	(4)%	(1)%	—%	—%		—%

Acquisitions	$5.1	$—	$—	$—	$5.1	$—	$3.7		$8.8
% Change	3%	—%	—%	—%	2%	—%	3%		2%

Volume/Price	$(29.6)	$(0.4)	$4.5	$2.3	$(23.2)	$(10.6)	$0.3	$2.9	$(30.6)
% Change	(15)%	(1)%	9%	12%	(8)%	(15)%	—%	8%	(6)%

*Beginning in 2024, the Company has presented local currency price increases used to offset currency devaluation in the Argentina and Turkey hyperinflationary economies within the foreign currency translation, net row above.

Key Performance Indicators: Operating Income and Margin Summary

Operating Income and Margins
(in millions)	For the First Quarter 2024
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$47.1	$18.8	$1.8	$(19.8)	$47.9
% Operating Income To Net Sales	16.4%	30.3%	1.2%		10.4%

Operating Income and Margins
(in millions)	For the First Quarter 2023
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$49.0	$20.8	$4.7	$(21.9)	$52.6
% Operating Income To Net Sales	16.0%	28.6%	3.3%		10.9%